Exhibit 10.2
Shore Bancshares, Inc. Change in Control Severance Plan
Participation Agreement with <Executive Name>

This Participation Agreement (this “Agreement”) is entered into by and between Shore Bancshares, Inc. (the “Company”), and the undersigned (the “Executive”), effective as of the date below (the “Participation Effective Date”), pursuant to the Shore Bancshares, Inc. Change in Control Severance Plan, effective as of July 1, 2025, as it may be amended from time to time (the “Plan”), in accordance with the terms and conditions of the Plan. Capitalized terms not defined in this Agreement shall have the meaning ascribed to them in the Plan.

In accordance with Section 2.1 of the Plan and subject to the timely execution and return of this Agreement you will commence participation in the Plan upon the date you submit this Participation Agreement to the Chief Human Resources Officer of Shore United Bank, a wholly owned subsidiary of the Company.

The Executive agrees that the terms and conditions of the Plan and this Agreement will govern the Executive’s eligibility for any Change in Control Severance Benefits provided on Exhibit A and the Executive further acknowledges and agrees that:

1.	The Executive has received a copy of the Plan (attached as Exhibit B hereto) and has read and understood the terms and conditions of the Plan.

2.	The payment or receipt of any Change in Control Severance Benefits is contingent upon, and subject to, the Executive’s execution and timely delivery to the Company (or its designee) of an effective and unrevoked General Release (in the form provided by the Company).

3.	In exchange for participation in the Plan and the potential payment or receipt of any Change in Control Severance Benefits, the Executive is subject to, and will comply with, all of the restrictive covenants set forth in Exhibit C (“Restrictive Covenants”). If the Committee (or its delegate) determines that the Executive has breached any of the Restrictive Covenants, all remedies available under the Plan and by law shall be available to the Company, which may include Executive’s forfeiture or reimbursement of all or a portion of the Change in Control Severance Benefits subject to this Agreement and the Plan.

4.
By entering into this Agreement, and in exchange for the Executive’s continued employment with the Company and the potential payment and receipt of the Change in Control Severance Benefits under the Plan, the Executive hereby waives any rights to receive any benefits under the Change in Control Agreement.

The Plan and this Agreement are governed in all respects, including as to validity, interpretation and effect, by the internal laws of the State of Maryland, without regard to any choice of law principles
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that would result in the application of the laws of another jurisdiction, except to the extent preempted by U.S. federal law.

Participation in the Plan and entering into this Agreement (x) do not create a contract of employment or provide for continuation of employment with the Company or any of its subsidiaries or other affiliates, or (y) preclude the termination of the Executive’s employment at any time by the Company or, if applicable, any of its subsidiaries or other affiliates.

The Executive agrees and acknowledges that this Agreement and the Plan contain the entire understanding of the Executive and the Company with respect to Change in Control Severance Benefits provided under the Plan and that this Agreement supersedes and replaces any prior written or oral agreements or promises for change in control severance pay or benefits, including severance or benefits in any prior severance or Change in Control Agreement, as applicable.

EXECUTIVE                            SHORE BANCSHARES, INC.

_________________________                     By:_____________________________
<Executive Name>

Date:____________________                    Date:_______________________

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Exhibit A – <Executive Name> CHANGE IN CONTROL SEVERANCE BENEFITS

NOTE: All benefits set forth in this Exhibit A are conditioned upon the execution and non-revocation of the General Release, as described in Section 1.16 of the Plan and the Section 280G limits imposed under Section 3.4(a) of the Plan and this Agreement.

1.
Cash Severance. In the event of a Qualifying Termination under the circumstances described in Section 1.22 of the Plan, you will be eligible for Change in Control Severance Pay in a lump sum cash payment equal to the sum of <CIC multiple> (x) times: your Base Pay as of your Termination Date, plus your Target Bonus for the year of the Change in Control. Your cash severance will be paid in accordance with Section 3.2 of the Plan.

2.
Health Coverage. In the event of a Qualifying Termination under the circumstances described in Section 1.22 of the Plan, Executive will also receive a lump sum cash payment equal to the monthly COBRA premium (employee and employer portion) for the health insurance coverage Executive has in place as of his Termination Date multiplied by <COBRA Multiple>. Said payment will be made within ten (10) days of the Change in Control.

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Exhibit B – SHORE BANCSHARES, INC. CHANGE IN CONTROL SEVERANCE PLAN

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Exhibit C – Restrictive Covenants

Non-Solicitation of Customers and Employees. The Executive agrees that while employed by the Company and Shore United Bank (“Bank”) and for a period of one (1) year following the termination of the Executive’s employment with the Company and the Bank, the Executive shall not: (i) solicit in any manner, seek to obtain or service, or accept the business of any customer or any product or service of the type offered by the Company or the Bank or competitive with the Bank’s business, (ii) solicit in any manner, seek to obtain or service, or accept the business of any prospective customer for any product or service of the type offered by the Company or the Bank or otherwise competitive with the business of the Bank, (iii) request or advise any customer, prospective customer, or supplier of the Company or the Bank to terminate, reduce, limit, or change its business or relationship with the Company or the Bank, or (iv) induce, request, or attempt to influence any employee of the Company or the Bank to terminate his or her employment with the Company or the Bank.
[Covenant Not to Compete. The Executive hereby understands and acknowledges that, by virtue of his position with the Company and the Bank, he has obtained advantageous familiarity and personal contacts with customers and prospective customers, wherever located, and the business, operations, and affairs of the Company and the Bank. Accordingly, while employed by the Bank and for a period of one (1) year following the termination of his employment with the Company and the Bank, (“Restriction Period”), the Executive shall not, directly or indirectly, except as agreed to by duly adopted resolution of the Bank Board or Company Board, as owner, officer, director, stockholder, investor, proprietor, organizer, employee, agent, representative, consultant, independent contractor, or otherwise, engage in the same trade or business as the Bank, in the same or similar capacity as the Executive worked for the Company and the Bank, or in such capacity as would cause the actual or threatened use of the Company’s or the Bank’s trade secrets and/or confidential information; provided, however, that this covenant shall not restrict the Executive from acquiring, as a passive investment, less than two percent (2%) of the outstanding securities of any class of an entity that are listed on a national securities exchange or actively traded in the over-the-counter market. The Executive acknowledges and agrees that, given the level of trust and responsibility given to him while in the Company’s and the Bank’s employ, and the level and depth of trade secrets and confidential information entrusted to him, any immediately subsequent employment with a competitor to the Bank’s Business would result in the inevitable use or disclosure of the Company’s and the Bank’s trade secrets and confidential information and, therefore, the duration of this one year restriction is reasonable and necessary to protect against such inevitable disclosure.
The restrictions on the activities of the Executive contained in this Exhibit C shall be limited to the following geographical areas: all counties in which Company or the Bank or any other affiliate of the Company maintains an office or branch or has filed an application for regulatory approval to establish an office or branch as of the Change in Control.
Appraised Value of Restrictive Covenants. The Company, Bank and the Executive hereby recognize that: (i) the non-solicitation restriction and non-competition restriction have value, and (ii) the value shall be recognized in any calculations the Bank and the Executive perform with respect to determining the affect, if any, of the parachute payment provisions of Section 280G of
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the Code (“Section 280G”), by allocating a portion of any payments, benefits or distributions in the nature of compensation (within the meaning of Section 280G(b)(2)), including the Change in Control Severance Benefits in Exhibit A, to the fair value of the non-solicitation and non-competition restriction in this Exhibit C (the “Appraised Value”). The Bank, at the Bank’s expense, shall obtain an independent appraisal to determine the Appraised Value no later than forty-five (45) days after entering into an agreement, that if completed, would constitute a Change in Control as defined in the Plan. The Appraised Value will be considered reasonable compensation for post change in control services within the meaning of Q&A -40 of the regulations under Section 280G; and accordingly, any aggregate parachute payments, as defined in Section 280G, will be reduced by the Appraised Value.
(b)    Notwithstanding anything in the Plan to the contrary, after taking into account the Appraised Value, in the event the receipt of all payments, benefits or distributions in the nature of compensation (within the meaning of Section 280G(b)(2)), whether paid or payable pursuant to Exhibit A or otherwise (the “Change in Control Severance Benefits”) would subject the Executive to an excise tax imposed by Code Sections 280G and 4999, then the payments and/or benefits payable under this Agreement (the “Payments”) shall be reduced by the minimum amount necessary so that no portion of the Payments under this Agreement are non-deductible to the Bank pursuant to Code Section 280G and subject to the excise tax imposed under Code Section 4999 (the “Reduced Amount”). Notwithstanding the foregoing, the Change in Control Severance Benefit payments will not be reduced if it is determined that without such reduction, the Change in Control Severance Benefits received by the Executive on a net after-tax basis (including without limitation, any excise taxes payable under Code Section 4999) is greater than the Change in Control Severance Benefits that the Executive would receive, on a net after-tax benefit, if the Executive is paid the Reduced Amount under this Agreement and the Plan.]

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